Spectrum Control, Inc.

Proxy Statement

Index

Notice of Annual Shareholder Meeting April 7, 2008
Proxy Statement for Annual Meeting of Shareholders to be held April 7, 2008
Proxy Card

SPECTRUM CONTROL, INC. 8031 Avonia Road Fairview, Pennsylvania 16415

NOTICE OF ANNUAL SHAREHOLDER MEETING ARPIL 7, 2008

SPECTRUM CONTROL, INC.

To the Shareholders:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Spectrum Control, Inc. will be held at the Bel-Aire Clarion Hotel & Conference Center, 2800 West Eighth Street, Erie, Pennsylvania 16505, on Monday, April 7, 2008, at 9:00 a.m., prevailing time, for the following purposes:

1.	To elect three Directors (each to hold office for a term of three years).
2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.
3.	To transact such other business as may come before the Meeting or any adjournment thereof.
Accompanying this Notice is a Form of Proxy and Proxy Statement.
Shareholders of the Company of record at the close of business on February 18, 2008 are entitled to notice and the right to vote at the Annual Meeting. Each holder of shares of Common Stock is entitled to one (1) vote per share.

Your vote is very important and we hope that you will attend the Meeting. However, whether or not you plan to attend the Meeting, please vote by proxy in accordance with the instructions on your proxy card, on your voting instruction form (from your bank or broker), or that you received through electronic mail. There are three convenient ways of submitting your vote:
  Voting by telephone - You can vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.
  Voting by the Internet - You can also vote via the Internet by visiting the web site noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote.
  Voting by mail - If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

If you vote by telephone or Internet, you do not need to return your proxy card. Signing and returning the proxy card or submitting your proxy via Internet or by telephone does not affect your right to vote in person if you attend the Meeting and your shares are registered in your name. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

By Order of the Board of Directors

JAMES F. TOOHEY, Secretary

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MONDAY, APRIL 7, 2008

Solicitation of Proxy

       This Proxy Statement and the accompanying form of proxy will be mailed to all Shareholders of Spectrum Control, Inc., 8031 Avonia Road, Fairview, Pennsylvania 16415 ("Spectrum", "the Corporation" or "the Company") by March 7, 2008, and is furnished in connection with the Directors' solicitation of proxies for the Annual Meeting of Shareholders to be held on Monday, April 7, 2008 at the time and place and for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. Only holders of Common Stock of record at the close of business on February 18, 2008, will be entitled to vote. On that date, there were 13,265,576 shares of Common Stock outstanding, the holders of which will vote together as a class.

       Each share of Common Stock entitles the holder thereof to one (1) vote. With respect to the election of Directors, Shareholders have the right to vote cumulatively. This means that each Shareholder may multiply the number of shares he or she owns by the number of Directors to be elected and distribute this number among any number or all of the candidates in any manner he or she desires. Cumulative voting enables Shareholders to concentrate the voting of their shares in favor of the election of a lesser number of nominees than the total number of Directors being voted upon; persons holding less than a majority of shares voting may thereby be able to elect one or more Directors.

Revocation of Proxy

       The giving of a proxy does not preclude the right to vote in person should the person giving the proxy desire, and the person giving the proxy has the power to revoke the proxy at any time before it has been exercised. This right of revocation is not limited nor is it subject to any formal procedure.

Proxy Solicitation Cost

       The cost of soliciting proxies in the accompanying form will be borne by the Company. The officers, directors and employees of the Company, without additional compensation, may solicit proxies by mail, facsimile, telephone or personal contact. The Company does not expect to pay any compensation for the solicitation of proxies, but will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to the beneficial owners of its Common Stock.

Annual Report

       The Annual Report of the Company for the year ended November 30, 2007, is being mailed to Shareholders concurrently with this Proxy Statement. The Annual Report is not to be considered a part of the proxy soliciting materials.

Corporate Governance

       The By-Laws of the Corporation provide that the business shall be managed by a Board of Directors, up to eleven (11) in number, who need not be residents of Pennsylvania or Shareholders of the Corporation, and who normally serve for terms of three (3) years each. The Company presently has ten (10) Directors. With the exception of Mr. Freeman and Mr. Southworth, who are employed as officers of the Company, all other Directors meet the definition of independence as defined in Rule 4200 of the NASDAQ Stock Market, Inc. rules of corporate governance.

       During the past fiscal year, the Board of Directors met seven (7) times. All Directors attended more than 85% of the Board of Directors and Committee Meetings they were scheduled to attend.

       Because of the multitude of matters requiring Board consideration, the Board of Directors has established a number of committees to devote attention to specific subjects, as further described below.

Committees of the Board

       Acquisition, Divestiture, and Major New Business Development Committee: This Committee reviews and recommends to the Board matters involving acquisition of companies and product lines, and divestiture of plant and/or product lines. The current members of this Committee are Richard A. Southworth, Chairman; Edwin R. Bindseil; John P. Freeman; Melvin Kutchin; and Gerald A. Ryan. It met three (3) times in 2007.

       Audit Committee: The Audit Committee recommends to the Board the engagement of independent public accountants to audit the financial statements of the Company. It also negotiates and recommends the fee to be paid by the Company to the Auditors for audit and non-audit services. Its responsibility further includes reviewing the proposed scope and results of the audit, as well as the scope, adequacy and results of the Company's internal audit and control procedures. The current members of the Audit Committee are: John M. Petersen, Chairman; Paul S. Bates; J. Thomas Gruenwald; and Gerald A. Ryan. It met eight (8) times in 2007.

       Compensation Committee: The Compensation Committee reviews and makes recommendations to the Board on salary, incentive compensation practices and benefit programs for the compensation of the President and other key employees; recommends to the Board the amount and method of compensation of Board members; and reviews annually the operation and performance of incentive compensation plans that apply to the President and other key employees of the Company. The current members of this Committee are James F. Toohey, Chairman; Edwin R. Bindseil; John M. Petersen; and Gerald A. Ryan. It met seven (7) times in 2007.

       Finance Committee: The Finance Committee of the Board of Directors has the responsibility of analysis of the financial condition and trends of the Company. The Committee reports the information to the full Board for possible resolution or action. Included as specific responsibilities of this Committee are: ratifying and approving all financial projections, forecasts and expectations that are intended for submission to banks, financial institutions or the public. The current members of this Committee are John P. Freeman, Chairman; Edwin R. Bindseil; Scott D. Krentzman; John M. Petersen; Gerald A. Ryan; and Richard A. Southworth. It met eleven (11) times in 2007.

       Nominating and Corporate Governance Committee: This Committee has the responsibility for recommending to the Board of Directors nominees to fill Board vacancies, strengthening the Board's oversight of management, and monitoring compliance with the Company's corporate governance guidelines. The Nominating and Corporate Governance Committee also has the responsibility for providing the evaluation of director performance, bringing to the Board recommendations for the membership of the Committees of the Board, and recommending to the Board a successor to the Chief Executive Officer when a vacancy occurs through retirement or otherwise. The Committee will consider Board nominees recommended by management or shareholders, and such recommendations, together with appropriate biographical information, may be delivered in writing to the attention of the Nominating and Corporate Governance Committee Chairman at the Company's principal executive offices. The Committees' Director Nominating Process and Policy, along with Director Qualification and Criteria, are available on the Company's website (www.spectrumcontrol.com). The Committee members are independent as required by its charter and which definition satisfies the applicable NASDAQ standard for independence. The current members of this Committee are James F. Toohey, Chairman; Melvin Kutchin; and Gerald A. Ryan. It met four (4) times in 2007.

Governance Documents

       The Company's business is operated by the guiding principles of honesty and integrity. Spectrum's Code of Ethics and Business Conduct (the "Code of Ethics") establishes ethical policies by which the Board, officers and every employee conducts the daily operation of the Company. The Code of Ethics is reviewed with every Company employee to help ensure that all employees remain dedicated to Spectrum's founding principles of honesty and integrity. The Board's Nominating and Corporate Governance Committee reviews corporate governance developments and recommends modifications to the Company's Code of Ethics and various committee charters as appropriate.

       Charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, along with the Company's Code of Ethics, may be viewed by shareholders on the Company's website (www.spectrumcontrol.com).

Election of Directors

       The Company presently has ten (10) Directors. The following three Directors, all of whom have terms expiring at this Annual Meeting, are not standing for reelection: Paul S. Bates, Edwin R. Bindseil, and Scott D. Krentzman. The Board of Directors unanimously recommends the election of the three nominees listed below.

Name	Age	First Elected Director	Term	Term to End

Bernard C. Bailey	53	N/A	3 yrs.	2011
George J. Behringer	64	N/A	3 yrs.	2011
John P. Freeman	53	1991	3 yrs.	2011

       Bernard C. Bailey's career spans over two decades of management experience in high technology and security industries, including President and CEO of L1 Identity Solutions (NYSE: ID, formerly Viisage Technology Inc.) and COO of Art Technology Group (NASDAQ: ARTG), as well as executive positions with the IBM Corporation. Mr. Bailey is presently founder, President and CEO of Paraquis Solutions, LLC, a strategy and organizational consulting firm focused on large and mid-size companies. He also serves as Chairman of the Board of Lasercard Corporation (NASDAQ: LCRD) and as a director for Telos Corporation, a Virginia based defense contractor. Mr. Bailey served on active duty for eight years as an officer in the US Navy, eventually retiring as a Captain from the US Naval Reserve. Mr. Bailey's educational background includes an undergraduate degree from the United States Naval Academy, a Masters Degree in Engineering from the University of California - Berkeley, a Masters Degree in Systems Management from the University of Southern California and an MBA in Finance from George Washington University. Mr. Bailey is being nominated to serve his first term as a Director of Spectrum.

       George J. Behringer is a graduate of Gannon University with a BS degree in Accounting in 1966 and was a Certified Public Accountant from 1968 to 2002. From 1988 to 1998, Mr. Behringer was the Managing Partner of PricewaterhouseCoopers Nebraska practice. Starting in 1998 until his retirement in 2002, Mr. Behringer lived in Riyadh, Saudi Arabia and was a partner with PricewaterhouseCoopers Middle East practice, where he was the region's Risk Management Partner and Quality Review Partner. Mr. Behringer is currently a member of Gannon University's Board of Trustees and a member of its Audit Subcommittee and its Finance, Audit and Facilities Committee. From 2004 to 2007, Mr. Behringer was a member of the Board of Directors of America First Apartment Investors, Inc. and served as Chairperson of the Audit Committee and member of the Compensation Committee. Mr. Behringer is being nominated to serve his first term as a Director of Spectrum.

       The nominees receiving a plurality of the votes represented in person or by proxy at the Annual Meeting will be elected Directors. The shares represented by all proxies in proper form which are received by the Board prior to the election of directors at the Meeting will be voted "FOR" the nominees, unless authority is withheld in the space provided on the enclosed proxy or other appropriate voting method (telephone or Internet). In the event any nominee declines or is unable to serve, it is intended that the shares represented by such proxies will be voted for a successor nominee designated by the Board (or if no other person is so designated, for the remaining nominees). All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected.

The terms of the following six (6) Directors extend beyond the time of this meeting:

Name	Age	First Elected Director	Term	Term to End

John M. Petersen	79	1970	3 yrs.	2010
Richard A. Southworth	65	1998	3 yrs.	2010
James F. Toohey	73	1968	3 yrs.	2010
J. Thomas Gruenwald	60	2000	3 yrs.	2009
Melvin Kutchin	82	1995	3 yrs.	2009
Gerald A. Ryan	72	1968	3 yrs.	2009

Directors of the Company

       Paul S. Bates is a 1970 graduate of Penn State University where he received a B.A. in Economics. He received an MBA with a concentration in finance from the University of Chicago in 1973. Mr. Bates is a former accountant, auditor, and assistant professor of finance at Gannon University. Since 1990, he has been a security analyst with Erie Insurance Group, becoming the portfolio manager of fixed income securities in 2003 and vice president in 2006. He is a Certified Public Accountant and Chartered Financial Analyst. He was appointed a Director of the Company in November of 2003, and his current term as Director will expire at this Annual Meeting.

       Edwin R. Bindseil obtained his undergraduate degree in Chemical Engineering from the University of Detroit and an MBA from Harvard University. Mr. Bindseil retired from AMSCO after 31 years of service, 22 years of which he served in senior executive management positions, including general management, marketing, operations, research and development, acquisitions and corporate strategic planning. Currently, Mr. Bindseil is an independent businessman, consultant and entrepreneur. He was first elected a Director of the Company in 1991, and his current term as Director will expire at this Annual Meeting.

       John P. Freeman is a graduate of Gannon University in Accounting and is a Certified Public Accountant and Certified Management Accountant. He joined the Company in 1988 as Controller. Prior to that time, he was a principal in a public accounting firm. In 1990, he was named Vice President and Chief Financial Officer. In December of 2000, he was named Senior Vice President. Mr. Freeman was first elected as a Director of the Company in 1991.

       J. Thomas Gruenwald obtained his undergraduate degree in Physics from the University of Cincinnati, and his Masters degree and Ph.D. in Theoretical Physics from Purdue University. Prior to his recent retirement he was employed by Tellabs, Inc., serving as Executive Vice President of Corporate Strategy and Chief Technology Officer. In a 15 year career with Tellabs, Mr. Gruenwald held various other executive positions including executive vice president of broadband networking products, and senior vice president of operations for Tellabs International where he was responsible for Tellabs' international product strategy and research and development. In addition, he served as senior vice president of the Tellabs Broadband Access Group and vice president of strategic resources where he had responsibility for Tellabs' human resources and information systems. Prior to joining Tellabs, Mr. Gruenwald served as President of UNI Quality, Inc., a professional services firm, and held several executive and technical positions with AT&T. He was appointed a Director of the Company in June of 1999.

       Scott D. Krentzman obtained his undergraduate degree from Northeastern University and a Master's degree from California Institute of Technology, both in Electrical Engineering. He also obtained a Master's in Business Administration from the MIT Sloan School of Management. He is currently director of Advanced Management Associates, Inc., a venture capital firm. Previously, Mr. Krentzman held various senior management and marketing positions with Heroix Corporation and Stratus Computer, and senior engineering positions with Raytheon Company and Textron Defense Systems. Mr. Krentzman is also on the board of directors of Jones & Vining, Inc., a manufacturer of custom molded polyurethane products. He was appointed a Director of the Company in June of 2006, and his current term as Director will expire at this Annual Meeting.

       Melvin Kutchin is a graduate of the University of Pennsylvania and was appointed a Director of the Company in October of 1994. He served as President of Kitchen and Kutchin, Inc., manufacturers representative of electronic components, from 1961 through January 1994 when he became Chairman of the Board. From 1980 through 1990, he was President of JBM Electronics, manufacturer of delay lines and other magnetic devices.

       John M. Petersen is a graduate of the University of Pittsburgh. He is the retired President and Chief Executive Officer of Erie Family Life Insurance Company, Erie Indemnity Company, Erie Insurance Company and Flagship City Insurance Company, comprising the Erie Insurance Group, and a retired Director of each of these Companies. Since 1995, he has been an investment consultant. Mr. Petersen is a founder and has served as a Director of Spectrum since 1970.

       Gerald A. Ryan is a graduate of the Massachusetts Institute of Technology and has been a Director of the Company since its inception and Chairman since 1991. Mr. Ryan serves as Chairman of the Board of Automated Industrial Systems, Inc. Previously, he served as Director/Chairman Emeritus of Rent-Way, Inc. a company formerly listed on the New York Stock Exchange in the rental-purchase business. Mr. Ryan also currently serves as General Manager for several privately held entities.

       Richard A. Southworth is a graduate of Gannon University in Mechanical Engineering and Mathematics. He joined the Company in 1991 as Vice President and General Manager. Prior to joining the Company, Mr. Southworth held executive positions with National Water Specialties, Philips Components, Murata Electronics North America, and Erie Technological Products. In 1997, Mr. Southworth was named President and Chief Executive Officer, and in 1998 was first elected as a Director of Spectrum.

       James F. Toohey is a graduate of Gannon University and Dickinson School of Law and is a practicing member of the Erie County Bar Association. He is a member of the law firm of Quinn, Buseck, Leemhuis, Toohey & Kroto, Inc., general counsel to the Company, and has been a Director and Secretary of the Company since its organization.

Compensation of Directors

       Directors who are not full-time employees of the Company are compensated for Director services as authorized and approved by the full Board of Directors. Currently, the Directors receive annual compensation, paid monthly, as follows:

Board of Directors Annual Retainer	$15,000
Board Chairman Annual Retainer	10,000
Committee Chairman Annual Retainer
Audit	10,000
Compensation	6,000
Nominating and Corporate Governance	1,000
Attendance at each Board Meeting (1)	1,200
Attendance at each Committee Meeting (2)	1,000
Secretary Annual Fee	2,100

(1) $600 if attended via telephone (2) $500 if attended via telephone

Director Compensation Table. The following table shows the compensation paid to each Director for his services to the Board and its committees in fiscal year 2007. Inapplicable column headings have been omitted.

Director Compensation for Fiscal Year 2007
Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Paul S. Bates	25,700	25,700
Edwin R. Bindseil	39,200	39,200
J. Thomas Gruenwald	27,550	27,550
Scott D. Krentzman	24,100	24,100
Melvin Kutchin	20,400	20,400
John M. Petersen	48,700	48,700
Gerald A. Ryan	46,700	46,700
James F. Toohey	41,300	41,300
(1)	Includes all fees earned or paid in cash for services as a Director, including annual retainer fees, committee meeting fees, committee chair fees, and secretary fees.
(2)	Mr. Southworth and Mr. Freeman are not included in this table because, as officers of the Company, they do not receive any compensation for their service as a Director. Compensation amounts received by these individuals as officers of the Company are shown in the Summary Compensation Table included elsewhere herein.

Securities Ownership

       The following table sets forth, as of February 18, 2008, the securities beneficially owned by : ( i ) all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, ( ii ) each Director of the Company, ( iii ) each of the executive officers named in the Summary Compensation Table, and ( iv ) all Officers and Directors of the Company as a group. Except as otherwise indicated, all Shareholders listed below have record and beneficial ownership of, and sole voting and dispositive power over, the securities listed.

Beneficial Owner	Shares of Common Stock Owned	Common Stock Options Owned (1)	Total Beneficial Ownership of Common Stock Outstanding (1)	Approximate Percentage of Common Stock Outstanding (1)

Fidelity Management & Research (2)	959,981	-	959,981	6.99%
Dimensional Fund Advisors, Inc. (3)	951,448	-	951,448	6.93%
Paul S. Bates	3,969	28,000	31,969	0.23%
Edwin R. Bindseil (4)	135,892	40,000	175,892	1.28%
John P. Freeman(5)	89,075	10,500	99,575	0.73%
J. Thomas Gruenwald	7,285	40,000	47,285	0.34%
Lawrence G. Howanitz (5)(6)	6,303	36,500	42,803	0.31%
Scott D. Krentzman	-	-	-	0.00%
Melvin Kutchin(9)	57,000	40,000	97,000	0.71%
Robert J. McKenna(5)	50,220	33,500	83,720	0.61%
John M. Petersen(7)	366,156	40,000	406,156	2.96%
Gerald A. Ryan(11)	142,011	40,000	182,011	1.32%
Richard A. Southworth(5)	153,274	83,332	236,606	1.72%
James F. Toohey(9)	187,560	40,000	227,560	1.66%
Brian F. Ward (5)	6,186	33,500	39,686	0.29%
All Officers and Directors
as a Group (13 persons)	1,204,931	465,332	1,670,263	12.16%

(1)

Includes only Common Stock Options exercisable within sixty days of the date of this Proxy Statement, which securities are deemed for purposes of the Securities Act of 1933 to be owned beneficially ( but not of record ) by their respective holders. The shares underlying these securities are deemed to be outstanding for purposes of determining the percent of class with respect to each Holder and all Directors and Officers as a group.

(2)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Fidelity Management & Research, 82 Devonshire Street, Boston, Massachusetts, 02109.
(3)

Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Dimensional Fund Advisors, Inc., 1229 Ocean Avenue, 11th Floor, Santa Monica, California, 90401.

(4)

Includes 17,946 shares of Common Stock held by Mr. Bindseil's spouse; 50,000 shares held in a Grantor Retained Annuity Trust ( GRAT ) for Mr. Bindseil; and 50,000 shares held in a GRAT for Mr. Bindseil's spouse.

(5)

Includes the following shares held in the Company's 401(k) Profit Sharing Plan for the benefit of the named individual : 10,760 shares for Mr. Freeman; 5,903 shares for Mr. Howanitz; 1,930 shares for Mr. McKenna; 9,518 shares for Mr. Southworth; and 6,186 shares for Mr. Ward.

(6)	Includes 400 shares of Common Stock held by Mr. Howanitz's spouse and child.
(7)	Includes 20,000 shares of Common Stock held by Mr. Petersen's spouse and 5,000 shares held in Individual Retirement Accounts for the benefit of Mr. Petersen and his spouse.
(8)

Includes 70,000 shares of Common Stock held in Individual Retirement Accounts for the benefit of Mr. Ryan and his spouse and 5,000 shares owned by the Ryan Children's Trust of 1993, of which Mr. Ryan is sole trustee.

(9)

Mr. Toohey is a member of the law firm of Quinn, Buseck, Leemhuis, Toohey and Kroto, Inc. which holds 169,885 shares of Common Stock in its Profit Sharing Plan. All of these shares are included in the table above for Mr. Toohey.

The Company's policy governing transactions in its securities by Directors and Officers permits such persons to enter into trading plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Although the Company is not currently aware that any such plans have been adopted, Directors and Officers may establish trading plans in the future. The Company undertakes no obligation to update or revise the information provided herein, including the establishment of a trading plan, except to the extent required by law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The Board has adopted a policy concerning transactions with related persons. The policy requires the review, approval and monitoring of transactions involving the Company and our Directors, executive officers or their immediate family members to determine whether such persons have a direct or indirect material interest. These transactions are reported to and reviewed by the Finance Committee of the Company who will report to the full members or non-management members of the Board, as appropriate. Following this review, the Board determines whether any such transaction is in the best interests of the Company and the Shareholders by considering whether the terms are no less favorable than those available with unrelated third parties and the related person's interest in the transaction. As required under the SEC's rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company's Proxy Statement.

       Quinn, Buseck, Leemhuis, Toohey & Kroto, Inc. performed legal services for the Company during the 2007 fiscal year. This law firm is expected to continue to perform such services during the current fiscal year. James F. Toohey, a Director of the Company, is a partner in this law firm. The Company's total payments to the law firm, for services rendered and related disbursements, totaled $32,250 in fiscal year 2007.

EXECUTIVE COMPENSATION

Introduction

       The executive officer compensation information in this section is presented in a new format this year. The SEC has adopted new executive compensation disclosure rules which require the following Compensation Discussion and Analysis ("CD&A") section to provide details regarding the Company's executive compensation policy, the material elements of the total compensation paid to the Company's executive officers under such policy, and an explanation of how the Company determines the amount paid under each element of compensation.

       In addition to the CD&A, the new SEC executive compensation regulations have amended and/or adopted new disclosure tables. The disclosure tables following the CD&A set forth the various elements of compensation paid to the Company's Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers of the Company. These five individuals are referred to under the SEC's disclosure rules, and throughout the CD&A, as the "named executive officers". The named executive officers for fiscal 2007 are: Richard A. Southworth, President and Chief Executive Officer; John P. Freeman, Senior Vice President and Chief Financial Officer; Lawrence G. Howanitz, Senior Vice President, Signal and Power Integrity Products; Brian F. Ward, Senior Vice President, Sensors and Controls; and Robert J. McKenna, Senior Vice President, New Business and Resource Development. The term "certain key employees" relates to the Company's 33 management and technical personnel, including the named executive officers, who currently participate in one of the Company's non-equity incentive bonus plans (the "At-Risk Compensation Plan" or "Management Incentive Plan"). The tables following the Summary Compensation Table provide additional information about the elements of compensation presented in the Summary Compensation Table.

The Role of the Compensation Committee

       The Compensation Committee of the Board of Directors is principally responsible for reviewing and administering the Company's compensation policies and practices regarding the executive officers. The Committee is composed of four members, all of whom are (i) deemed "independent directors," as the term is defined in the listing standards of the NASDAQ Stock Market, (ii) qualified as a "non-employee director," as defined under Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) qualified as an "outside director" under Section 162(m) of the Internal Revenue Code. Pursuant to the terms of the Committee's written charter, which has been approved by the Board and is reviewed annually to ensure that it properly reflects the Committee's responsibilities, the Compensation Committee has the authority to set the level of executive compensation.

       The Committee is supported by the Company's accounting, finance, and human resource groups. These groups provide corporate financial information to the Committee, as well as assist the Committee in collecting and updating compensation information from the Company's peer group and published survey sources. The Committee uses this data to analyze the total compensation earned by the Company's executive officers, review current trends in the area of executive compensation, consider ways to strengthen the Company's compensation philosophy to align executive officer pay to the Company's performance, and to improve the competitiveness of executive compensation.

       The Compensation Committee does not delegate its duties to any other person; however, it does work with senior management to structure the executive officers' performance goals. After extensive review and consideration, the Committee presents its recommendations to the Board for its review and approval.

COMPENSATION DISCUSSION AND ANALYSIS

       The following Compensation Discussion and Analysis contains statements regarding future performance targets and goals for the Company's executive officers. These targets and goals are disclosed in the limited context of the Company's compensation program and should not be understood to be statements of management's expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to any other context.

Philosophy and Objectives of the Compensation Program

       The Compensation Committee continues to strive to develop, refine and implement an executive compensation program that rewards executive officers when the Company achieves its financial and strategic goals. The Committee generally targets overall compensation for executive officers to the 50th percentile of compensation paid to comparable executives based upon peer group and survey data. The ultimate objective of the Company's compensation program is to motivate the Company's executive officers to achieve financial goals that increase the shareholders' long-term value. The compensation philosophy encourages executives to make decisions geared toward the long-term success of the Company. By design therefore, compensation paid to the executive officers is partially performance based. Although individual performance is viewed as being important, overall Company performance goals must be achieved before any executive officer is eligible to receive an annual incentive bonus. Although the Compensation Committee intends for executive compensation to be driven by performance, it recognizes that salaries must stay competitive with comparable technology-based, electronics manufacturing companies in order to attract, retain and motivate highly qualified executives. It is this mix of interests that drives the compensation structure outlined below.

Policies and Procedures

       To achieve the compensation program's objectives, the Company utilizes the following policies and procedures.

Comparisons to Peer Group. In fiscal 2007, the Company utilized compensation information from the Company's peer group and from published surveys. The Company's peer group (as jointly determined by management and the Board of Directors) consists of 22 public companies, including the following manufacturers of electronic components and systems: Anaren, Inc.; Bel Fuse, Inc.; C&D Technologies, Inc.; CPI International, Inc.; EMS Technologies, Inc.; MTS Systems Corporation; Power-One, Inc.; and Vicor Corporation. In addition to gathering and reviewing information from this peer group, the Compensation Committee obtained and analyzed the "Industrial Market: 2007 Executive Compensation Report" published by the Hay Group, and the "2007 Executive Compensation Report" published by Salary.com. The Company primarily relied upon these broad databases to determine appropriate levels and types of compensation. The Company believes that its executive compensation practices are consistent with the compensation philosophy of providing competitive overall compensation, including appropriate incentive-based components.

Role of Executive Officers in the Compensation Process. In establishing, reviewing, and assessing the appropriateness of compensation levels and adjustments in compensation levels for the executive officers, the Compensation Committee considers the recommendations of the Company's President and Chief Executive Officer, Richard A. Southworth. Mr. Southworth reviews the performance and compensation of each executive officer, the Company's financial results versus established goals for the fiscal year just completed, and the officer's goals and objectives as previously identified in the Company's planning process. Mr. Southworth then makes recommendations to the Committee regarding the upcoming years' financial objectives, base salary adjustments, cash incentive bonus opportunities, and stock option grants based on the executive officer's performance and comparative analysis of similar positions in the peer group and published survey data. The Committee, however, exercises its complete discretion in approving or modifying any compensation for any executive officer. Mr. Southworth does not vote on any compensation matters considered by the Committee, but is viewed as an additional resource to discuss executive officer performance and compensation.

Compensation of the Named Executive Officers

       The Company's compensation program for all executive officers, including the named executives, includes the following elements:

  Base Salary
  Non-Equity Bonus Plans (Cash Awards)
  Equity-Based Compensation (Stock Option Awards)
  Benefits

       The compensation program for executive officers is built around the philosophy of targeting market-median compensation with incentive components that reflect positive, as well as negative, Company and individual performance. It is not the Company's practice to compensate any executive officer in excess of the limits contained in Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the amount of compensation paid to an employee in any one fiscal year that may be deducted by the Company for federal income tax purposes, unless the compensation is performance-based and the material terms of the applicable plan are disclosed to and approved by the Company's Shareholders. The deduction limitation is currently $1 million. The Company's Stock Option Plan of 1995, as amended, has received shareholder approval and, to the extent applicable, was prepared with the intention that the incentive compensation would quality as performance-based compensation under Section 162(m).

Base Salary

       The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each individual executive officer. Each year, the Company reviews base salaries and targets base salary compensation at or near the median base salaries of the companies included in the Company's peer group and survey data available from the Hay Group and Salary.com. Historically, base salaries for the Company's executive officers have been lower than target levels. Unlike the Company's non-equity annual bonus plans, base salaries are not linked to the overall performance of the Company. However, other elements of total compensation are dependent on the determination of base salary, to the extent they are expressed as percentages of base salary (for example, the cash incentive under the Company's At-Risk Compensation Plan is a percentage of the executive's base salary). Generally, the Compensation Committee begins its compensation analysis for executives at its November committee meeting by reviewing compensation trends identified in its database. Several elements are considered in setting base salaries, including (i) the size, scope and complexity of the executive officer's responsibilities; (ii) the relationship of the executive officer's pay to the base salaries of other senior officers and other management employees of the Company; (iii) the individual's performance; (iv) economic and market conditions; and (v) whether the base salary levels are competitive and comparable to compensation paid to executives employed by the Company's peer group and published survey data. The Committee also considers the historical performance of the Company and the contributions of each executive officer to those results when considering proposed adjustments to base salary. The salary levels for all executive officers and key employees are renewed on an annual basis.

       The Committee increased the base salaries of the named executive officers for fiscal year 2008 at its December 2007 meeting. Mr. Southworth received an increase of $19,500 based on the Committee's review of his individual performance and base salary trends as reflected in the Company's peer group and published survey data. Mr. Southworth's fiscal year 2008 base salary of $404,500 as the Company's President and Chief Executive Officer is well support by (i) competitive wage survey data, (ii) the Company's peer group's compensation of chief executive officers, and (iii) the Company's strategic accomplishments and financial performance during the period Mr. Southworth has served in this capacity.

       The Compensation Committee also approved base salary increases for fiscal 2008 for Messrs. Freeman, Howanitz, Ward, and McKenna based on the Committee's evaluation of the following factors: (i) competitive wage survey data, (ii) realization of the Company's strategic accomplishments during fiscal year 2007, (iii) satisfaction of individual performance goals, and (iv) the named executive officer's responsibilities and duties. Messrs. Freeman, Howanitz, Ward and McKenna received base salary increases in the range of 4.2 to 6.0 percent, (or $10,500; $10,500; $9,600; and $12,180, respectively) based on the Committee's evaluation.

       Please see the Summary Compensation Table presented in this Proxy Statement and the related narrative disclosures for more information regarding the base salaries of the named executive officers.

Non-Equity Annual Bonus Plans

       In order to more closely align the compensation of executive officers and other key employees to the Company's performance, non-equity annual bonus plans (the Company's At-Risk Compensation Plan and Management Incentive Plan; collectively referred to herein as the "Bonus Plan") are maintained in which 33 employees or approximately 2% of the Company's employees participated in fiscal 2007. Bonus Plan award opportunities, expressed as a percentage of salary, are established for each participant. The Committee strives to set the respective Bonus Plan opportunities to be consistent with opportunities for comparable positions in the Company's peer group and published survey data. The Bonus Plan is designed to provide a meaningful incentive to reward executive officers and other key employees for their contribution toward the Company's growth and profitability for a fiscal year. Eligibility in the Bonus Plan is limited to key members of management and technical personnel who, because of their position, have the ability to impact the growth, profitability and overall success of the Company, as well as have the responsibility for succession planning and employee development. Bonus Plan opportunities for participants range from 20% to 50% of base salary (the "target" amount). In the case of truly exceptional performance or circumstances, the participants may earn an increased percentage of their salary, up to a designated maximum percentage set forth in the Bonus Plan ( the "maximum" amount; not to exceed 100% of base salary).

       In fiscal year 2007, the 33 participants in the Bonus Plan were paid a total of $970,229, of which $380,407 was paid to the named executive officers. Total Bonus Plan payments for fiscal year 2007 represented approximately 5% of the Company's pretax operating income. The executive officers of the Company select the Bonus Plan participants on an annual basis. All Bonus Plan payments are subject to approval of the Committee and the Board of Directors.

       Under the Bonus Plan in effect for the fiscal year 2007, achievement of specified Company and business segment performance criteria (the achievement of targeted revenue growth, overall Company pretax profitability as a percentage of sales, and applicable business segment pretax profitability as a percentage of sales) entitled the named officers to receive a cash Bonus Plan payment.

The specific Company financial targets and the results achieved in fiscal year 2007 for the named executive officers were as follows:

	Target	Results Achieved

Annual revenue growth:
Consolidated	8.0%	8.6%
Signal and power integrity components business segment	7.0%	3.8%
Sensors and controls business segment	12.0%	73.3%

Pretax earnings, as a percentage of sales:
Consolidated	14.0%	12.9%
Signal and power integrity components business segment	20.0%	18.6%
Sensors and controls business segment	18.0%	13.7%

       The Company's President and Chief Executive Officer Bonus Plan opportunity for fiscal year 2007 was set by the Committee at 50% of his base salary, based upon achievement of the above referenced targets for consolidated revenue growth and consolidated pretax earnings as a percentage of sales. In accordance with a predetermined matrix incorporated into the 2007 Bonus Plan, amounts greater or less than 50% of base salary could be earned based upon the actual consolidated results achieved. As a result, Mr. Southworth's Bonus Plan payment for fiscal 2007 was computed to be $165,165 or 42.9% of his base salary. The fiscal year 2007 Bonus Plan opportunities for Messrs. Freeman and McKenna were similarly set by the Committee, with 30% of their respective base salaries available upon achieving the above noted consolidated targets. Based upon the Company's actual consolidated financial results in fiscal 2007, Mr. Freeman earned a Bonus Plan payment of $54,878 and Mr. McKenna earned $52,335, which represented 25.7% of their respective base salaries.

       The Company's Senior Vice President of Signal and Power Integrity Products, Mr. Howanitz, had a Bonus Plan opportunity of 30% of his base salary in fiscal 2007. Sixty percent of Mr. Howanitz's Bonus Plan opportunity was based upon the Company's Signal and Power Integrity Components business segment achieving the above noted targets, with the remaining forty percent based upon achieving the above referenced consolidated performance targets. Under the predetermined matrix included in the 2007 Bonus Plan, amounts greater or less than 30% of Mr. Howanitz's base salary could be earned based upon the actual business segment and consolidated results achieved. Accordingly, Mr. Howanitz earned a Bonus Plan payment of $51,194 or 24.0% of base salary in 2007.

       Mr. Ward, Senior Vice President of Sensors and Controls, also had a Bonus Plan opportunity of 30% of his base salary in fiscal 2007. Sixty percent of Mr. Ward's Bonus Plan payment was based upon the Company's Sensors and Controls business segment achieving the above noted targets, with the remaining forty percent based on the above consolidated performance targets. Similarly, as discussed above, amounts greater or less than 30% of Mr. Ward's base salary could be earned based on actual performance. In accordance with these provisions, Mr. Ward earned a Bonus Plan payment in fiscal 2007 of $56,835 or 26.7% of his base salary.

       The dollar amounts of each award paid to the named executive officers are set forth under the column entitled "Bonus" of the Summary Compensation Table.

Bonus Plan Changes in Fiscal 2008

       In December 2007, the Compensation Committee adopted the Bonus Plan for fiscal 2008. The 2008 plan retains most of the same provisions of the preceding year plan, with the only modifications consisting of the following: (i) for Messrs. Southworth, Freeman and McKenna, the Business Plan opportunity (as a percentage of base salary) was increased to 75%, 45%, and 45%, respectively, and (ii) a new matrix for financial performance was established. The specific consolidated and business segment financial targets reflected in the new matrix are summarized as follows:

Target

Annual revenue growth:
Consolidated	10.0%
Signal and power integrity components business segment	10.0%
Sensors and controls business segment	10.0%

Pretax earnings, as a percentage of sales:
Consolidated	14.0%
Signal and power integrity components business segment	20.0%
Sensors and controls business segment	20.0%

Equity-Based Compensation

       The Committee currently believes that the interests of the shareholders are best served when a portion of executive officers' compensation is comprised of equity-based, long-term incentives that appreciate in value contingent upon increases in the share price of the Company's Common Stock. The granting of equity-based compensation aligns the interests of key employees, including the named executive officers, with those of the shareholders. Although no equity-based awards were granted in fiscal years 2007 or 2006, the Compensation Committee intends to begin making annual grants of equity-based awards (in the form of stock options) to the named executive officers and other key employees in such amounts as may be required to accomplish the objectives of the Company's compensation program. The Committee expects the annual stock option awards to be made on or about December 1 of each year. Such stock options will be priced at not less than the market price of the Company's Common Stock on the date of the grant, will become exercisable at varying dates, and will generally expire five years from the date of grant. All stock options will be issued pursuant to the Company's Stock Option Plan of 1995, as amended, which has been approved by the shareholders.

       For fiscal year 2008, the Compensation Committee considered various factors in determining the number of stock options granted to the named executive officers, including the following: (i) equity-based awards for comparable peer group executives, (ii) published compensation survey data, (iii) the named executive officer's contributions toward the financial success of the Company, and (iv) the resulting compensation expense to be recognized under current generally accepted accounting principles. Based on these factors, as well as other considerations, the Compensation Committee granted the following stock options to the named executive officers on December 3, 2007: options for 40,000 shares to Mr. Southworth; options for 25,000 shares to Mr. Freeman; and options for 15,000 shares to each of Messrs. Howanitz, McKenna, and Ward. All of these options have an exercise price of $15.00 per share (the closing market price of the Company's Common Stock on December 3, 2007), become exercisable at varying dates, and expire on December 3, 2012.

Retirement and Other Benefits

       The Company has a savings plan, available to substantially all U.S. employees, which permits participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Company matches employee contributions up to 2.5% of compensation and may, at its discretion, make additional contributions to the plan. In addition, substantially all employees are eligible to receive health and paid time-off benefits which are designed to enable the Company to attract and retain a talented workforce in a competitive marketplace. Health and paid time-off benefits help ensure that the Company has a productive and focused workforce, while the Company's 401(k) savings plan enables employees to plan and save for retirement.

       Please see the Summary Compensation Table presented in this Proxy Statement for more information on the 401(k) savings plan benefits provided to the named executive officers.

Perquisites

       Although perquisites are not a key element of the Company's compensation program, the named executive officers, along with virtually all of the Company's full-time U.S. employees, are provided a limited number of perquisites. These Company provided perquisites consist of the following: each executive officer and key employee, including the named executive officers, participate in group health, dental, life and other welfare benefit plans on the same terms and conditions that apply to other employees of the Company.

Employment Agreement

       Effective December 1, 2007, the Company entered into an employment and consulting agreement with Mr. Southworth (the "Employment Agreement"). Under the terms of the Employment Agreement, Mr. Southworth shall be employed by the Company for a three year period ending November 30, 2010 (the "Employment Term"). The Employment Term may terminate early upon the occurrence of any of the following events: (i) immediately upon the retirement or death of Mr. Southworth; (ii) upon the Company giving Mr. Southworth notice of termination for Just Cause (as defined in the Employment Agreement); or (iii) immediately upon the occurrence of Mr. Southworth's permanent disability. In the event Mr. Southworth is President of the Company on December 1, 2010, the Company agrees to retain Mr. Southworth as a consultant. The term of the consulting agreement will commence on December 1, 2010 and continue for a period of seven years ending November 30, 2017 (the "Consulting Term"). The Consulting Term may terminate early upon the occurrence of any of the following events; (i) immediately upon the death of Mr. Southworth; (ii) upon the Company giving Mr. Southworth notice of termination for Just Cause; (iii) immediately upon the occurrence of Mr. Southworth's permanent disability; (iv) or delivery of 30 days written notice from the Company or Mr. Southworth.

       The Employment Agreement is more fully described on page 25 herein. The Company does not have employment agreements with any other executive officer.

Change in Control Agreements

       The Company has entered into Change in Control Agreements with Mr. Southworth and seven additional Company employees, including each of the named executive officers. Pursuant to these agreements, Mr. Southworth and the seven additional executives will each receive, if terminated within twenty four months of a change in control of the Company, a lump sum severance allowance within thirty days of such termination in an amount which is equal to the sum of the following: (A) the amount equivalent to (i) the executive's monthly base salary, at the rate in effect immediately prior to termination, multiplied by (ii) the greater of (iii) 24 minus the number of full calendar months from the effective date of the Change in Control Agreement to the date of termination or (iv) 12. The executives will also receive a pro rata share of the cash Bonus Plan award at the target rate which would have been payable for the incentive period which includes the termination date, plus: (B) the amount equivalent to 24 calendar months (reduced by the number of complete calendar months from the effective date of the Change in Control Agreement to the date of termination, but not less than 12) of cash Bonus Plan incentive compensation at the target rate, which includes his termination date.

       The Change in Control Agreements are more fully described on pages 23 and 24 herein.

       The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management. In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan. The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.

COMPENSATION COMMITTEE REPORT

       The Compensation Committee has reviewed and discussed the CD&A with management. Based upon its review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and the Company's annual report on Form 10-K for the year ended November 30, 2007.

Compensation Committee Members:
James F. Toohey (Chairman) Edwin R. Bindseil John M. Petersen Gerald A. Ryan

Summary Compensation Table. The following table shows the compensation paid to the Chief Executive Officer, Chief Financial Officer, and each of the next three most highly compensated executive officers of the Company who served as executive officers at the end of the 2007 fiscal year, for services rendered to the Company and its subsidiaries during fiscal year 2007. The table also includes amounts relating to the fiscal years 2006 and 2005. Inapplicable column headings have been omitted.

Summary Compensation Table for Fiscal Years 2007, 2006, and 2005

Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)

Richard A. Southworth President, Chief Executive Officer	2007 2006 2005	385,000 370,000 350,000	165,165 92,000 50,000	- - 139,500	7,076 7,835 7,000	557,241 469,835 546,500

John P. Freeman Senior Vice President, Chief Financial Officer	2007 2006 2005	213,200 205,000 195,000	54,878 39,300 20,000	- - 69,750	5,330 5,120 4,863	273,408 249,420 289,613

Lawrence G. Howanitz Senior Vice President, Signal and Power Integrity Products	2007 2006 2005	213,200 205,000 195,000	51,194 27,000 30,000	- - 69,750	5,330 5,120 4,863	269,724 237,120 299,613

Brian F. Ward Senior Vice President, Sensors and Controls	2007 2006 2005	213,200 205,000 195,000	56,835 - 10,000	- - 69,750	5,330 5,022 4,863	275,365 210,022 279,613

Robert J. McKenna Senior Vice President, New Business and Resource Development	2007 2006 2005	203,320 190,000 170,000	52,335 38,400 30,000	- - 69,750	1,017 2,987 3,433	256,672 231,387 273,183
(1)	Includes amounts deferred pursuant to Section 401( k ) of the Internal Revenue Code.
(2)

Under the Company's At-Risk Compensation Plan, the named executive officers are entitled to an incentive bonus based upon Company and business segment performance measured against pre-established targeted goals. The amounts included in this column reflect actual amounts earned by the named executive officers during the applicable fiscal year. The maximum and target bonus opportunities in fiscal year 2007 are set forth in the Grants of Plan-Based Awards table included elsewhere herein.

(3)

The amounts in this column reflect the grant date fair value of stock options, determined pursuant to Statement of Financial Accounting Standards No. 123 ( revised ), " Share-Based Payment" ("SFAS No. 123R"). Assumptions used in the calculation of these amounts are included in Notes 1 and 19 to the Company's audited financial statements for the fiscal year ended November 30, 2007 included in the Company's Annual Report on Form 10-K. These amounts reflect the aggregate accounting expense for these options, computed in accordance with SFAS No. 123R, and do not correspond to the actual value that may be recognized by the named executive officer.

(4)	Matching contributions made by the Company to the Spectrum Control, Inc. 401( k ) Profit Sharing Plan on behalf of the named executive officers.

Grants of Plan-Based Awards. The following table provides
additional information about stock and option awards, and
non-equity incentive plan awards, granted to the named executive officers during the fiscal year ended November 30, 2007. All non-equity plan awards were made under the Company's
At-Risk Compensation Plan. Inapplicable column headings
have been omitted.
	Grants of Plan-Based Awards for Fiscal Year 2007

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Name	Threshold (1)	Target ($) (2)	Maximum ($) (3)

Richard A. Southworth	-	192,500	385,000

John P. Freeman	-	63,960	159,900

Lawrence G. Howanitz	-	63,960	159,900

Brian F. Ward	-	63,960	159,900

Robert J. McKenna	-	60,996	152,490
(1)	The Company's At-Risk Compensation Plan ( the "Plan" ) does not provide for any minimum or threshold amount payable.
(2)

Under the Plan, each named executive officer has a "target" bonus opportunity in an amount equal to a specified percentage of his salary, based upon the Company and applicable business segments achieving designated levels of revenue growth and pretax profits.

(3)

Based upon the Company and its business segments achieving
truly exceptional financial performance, the named executive officers may earn an increased percentage of their salary, up to a designated maximum percentage set forth in the Plan.

(4)	During the fiscal year ended November 30, 2007, the Company did not grant any stock awards, stock option awards, or any other equity-based incentive awards to the named executive officers.

Outstanding Equity Awards at Fiscal Year End. The following table summarizes, for each of the named executive officers, all equity awards outstanding as of November 30, 2007. Inapplicable column headings have been omitted.
	Outstanding Equity Awards at November 30, 2007

	Option Awards

	Number of Securities Underlying Unexercised Options (#)		Option	Option
Name	Exercisable	Unexercisable	Exercise Price ($)	Expiration Date

Richard A. Southworth	31,400	-	5.05	01/28/08
	26,666	13,334	8.68	01/19/09
	13,333	26,667	7.60	01/19/10
	16,666	33,334	6.31	11/01/10

John P. Freeman	-	5,500	8.68	01/19/09
	-	10,000	7.60	01/19/10
	-	20,000	6.31	11/01/10

Lawrence G. Howanitz	11,000	5,500	8.68	01/19/09
	5,000	10,000	7.60	01/19/10
	10,000	20,000	6.31	11/01/10

Brian F. Ward	9,000	4,500	8.68	01/19/09
	5,000	10,000	7.60	01/19/10
	10,000	20,000	6.31	11/01/10

Robert J. McKenna	15,000	-	5.05	01/28/08
	9,000	4,500	8.68	01/19/09
	5,000	10,000	7.60	01/19/10
	10,000	20,000	6.31	11/01/10

All of the outstanding option awards included above are fully vested.

Option Exercises and Stock Vested. The following table provides additional information about the value realized by the named executive officers on option awards exercised during the fiscal year ended November 30, 2007. Inapplicable column headings have been omitted.

	Option Exercises and Stock Vested for Fiscal Year 2007

	Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)

Richard A. Southworth	25,509	157,135

John P. Freeman	17,590	156,973

Lawrence G. Howanitz	18,000	124,020

Brian F. Ward	18,000	184,680

Robert J. McKenna	25,000	134,500

(1)	The value realized equals the fair market value of the shares acquired, on the date of exercise, less the exercise price.
Potential Payments on Termination or Change in Control

       The Company has entered into Change in Control Agreements with each of the named executive officers (the "Control Agreements"). The following table describes the potential payments and benefits to which the named executive officers would be entitled upon termination of employment, pursuant to the Control Agreements, assuming a November 30, 2007 termination date. The amounts shown in the table below do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to employees generally upon termination of employment. These nondiscriminatory benefits include earned but unpaid vacation benefits, and distribution of participant balances under the Company's 401(k) Plan.

	Expected Change in Control Payment ($) (1)	Continuation of Medical Benefits ($) (2)	Total Termination Benefits ($) (3)

Richard A. Southworth	1,155,000	6,140	1,161,140

John P. Freeman	554,320	6,140	560,460

Lawrence G. Howanitz	554,320	6,140	560,460

Brian F. Ward	554,320	6,140	560,460

Robert J. McKenna	528,632	6,140	534,772

(1)

The amounts set forth in this column reflect 24 months of the named executive officer's base salary and the equivalent to 24 calendar months of cash Bonus Plan incentive compensation, at the target rate in effect on November 30, 2007.

(2)

Under the Control Agreements, the Company would maintain coverage of the named executive officer ( under all applicable medical and health insurance plans, life insurance plans, and accidental death and dismemberment insurance plans ) for a period of 24 months following the employment termination date. The amounts in this column represent the Company's current estimated cost to provide such benefits.

(3)

In the event the named executive officer is terminated within 24 months of a change in control ( as that term is defined in the Control Agreement ), the executive shall receive the payments set forth above. If any payments or benefits received or to be received by the executive under the Control Agreement is to be subject to the tax ( the "Excise Tax" ) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended ( the "Code" ) then, after taking into account any reduction in the payments provided by reason of Section 280G of the Code in any other plan or arrangement, the amount of payments under the Control Agreement will be reduced, to the extent necessary, so that no portion of payments is subject to the Excise Tax.

      The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge. After termination of the Executive's employment with the Company, the Executive shall not, without prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In addition, to the extent that the Executive is a party to any other agreement relating to non-competition, confidential information, inventions or similar matters with the Company, the Executive shall continue to comply with the provisions of such agreements.

      Effective December 1, 2007, the Company entered into an employment and consulting agreement with Mr. Southworth (the "Employment Agreement"). Under the terms of the Employment Agreement, Mr. Southworth shall be employed by the Company for a three year period ending November 30, 2010 (the "Employment Term"). The Employment Term may terminate upon the occurrence of any of the following events: (i) immediately upon the retirement or death of Mr. Southworth; (ii) upon the Company giving Mr. Southworth notice of termination for Just Cause (as defined in the Employment Agreement); or (iii) immediately upon the occurrence of Mr. Southworth's permanent disability. Except as discussed below, if the employment of Mr. Southworth is terminated, other than termination for Just Cause, within thirty months from January 1, 2008, Mr. Southworth shall be entitled to severance equal to 12 months of his then-current salary. If this termination occurs within the last 12 months of the Employment Term, then Mr. Southworth shall only be entitled to receive the salary due him through November 30, 2010. If termination of the Employment Term is due to permanent disability, Mr. Southworth shall be paid his base salary for a period of 12 months after the final determination of his permanent disability. If termination of the Employment Term is due to the death of Mr. Southworth, his estate or legal representative shall be paid Mr. Southworth's base salary through the date of death. If Mr. Southworth should retire or leave employment for any reason other than those stated above, at any time during the Employment Term, then his compensation shall cease as of the date of retirement or separation of employment.

      In the event Mr. Southworth is President of the Company on December 1, 2010, the Company agrees to retain Mr. Southworth as a consultant. The term of the consulting agreement will commence on December 1, 2010 and continue for a period of seven years ending November 30, 2017 (the "Consulting Term"). The Consulting Term may terminate early upon the occurrence of any of the following events; (i) immediately upon the death of Mr. Southworth; (ii) upon the Company giving Mr. Southworth notice of termination for Just Cause; (iii) immediately upon the occurrence of Mr. Southworth's permanent disability; (iv) or delivery of 30 days written notice from the Company or Mr. Southworth.

      For Mr. Southworth's consulting services, he will receive total annual compensation of $100,000. The Company will pay Mr. Southworth on a bi-weekly basis. In the event of termination of the consulting agreement prior to the expiration of a month in which consulting services are performed, the Company shall pay Mr. Southworth a pro rated amount for the portion of the month prior to the date of termination. In addition, Mr. Southworth will receive reasonable and customary medical benefits provided by the Company throughout the Consulting Term.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee during 2007 were Messrs. Bindseil, Petersen, Ryan and Toohey. All four members are non-management or outside directors. None of the executive officers of the Company has served on the Board of Directors or Compensation Committee of any other entity of which any member of the Spectrum Board is in any way affiliated.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and owners of more than 10% of the Common Stock to file reports of ownership of equity securities of the Company and to furnish copies of such reports to the Company. Based on a review of such reports, the Company believes that during the fiscal year ending November 30, 2007, all such filing requirements were met.

Appointment of the Company's Auditors for the Fiscal Year 2008

      Upon recommendation of the Audit Committee, the Board of Directors has resolved to appoint Ernst & Young LLP as the Company's auditors for the fiscal year ending November 30, 2008, subject only to ratification by the Shareholders.

Audit Fees

      Fees for audit services totaled $544,220 in 2007 and $314,970 in 2006, including fees associated with the annual audit, the reviews of the Company's quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit-Related Fees
No audit-related fees were incurred or paid in 2007 or 2006.
Tax Fees
Fees for tax services, including tax compliance, tax advice and tax planning totaled $74,240 in 2007 and $86,329 in 2006.
Other than the above, no other fees were paid by the Company to Ernst & Young LLP in 2007.

      Representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement, if they desire to do so, and such representatives will be available to respond to appropriate questions. All services of the auditors were reviewed by the Audit Committee and approved by the Board of Directors prior to commencement. No relationship exists other than the usual relationship between independent public accountant and client.

Report of the Audit Committee

      The Audit Committee of the Board of Directors is responsible for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of the Company, in addition to legal and regulatory compliance. The Committee is comprised of four Directors who, in the business judgment of the Board of Directors, are independent as defined by the Sarbanes-Oxley Act of 2002 and Rule 4200 of the NASDAQ Stock Market listing standards. The Board of Directors has determined that all of the Committee members are able to read and understand fundamental financial statements and that the Committee's chairman, John M. Petersen, in the opinion of the Committee and the Board, has the requisite experience to be designated as an "audit committee financial expert" as that term is defined by the rules of the Securities and Exchange Commission. The Audit Committee's responsibilities are fully described in its Charter. Each year, the Audit Committee conducts a review and reassesses the adequacy of the Committee's Charter to assure continuing compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory initiatives.

The Audit Committee reports as follows:
Review of Audited Financial Statements with Management

      The Audit Committee reviewed and discussed the Company's audited consolidated financial statements as of and for the year ended November 30, 2007 and Management's Annual Report on Internal Control over Financial Reporting with the management of the Company. Management has the primary responsibility for the financial statements, and the Company's independent registered public accounting firm, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of the consolidated financial statements with generally accepted accounting principles. The discussions with management included the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures. The Audit Committee also discussed with the Company's senior management and independent registered public accounting firm the process for certifications by the Company's Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002.

Review of Financial Statements and Other Matters with Independent Public Accounting Firm.

      The Audit Committee has discussed with Ernst & Young LLP the audited consolidated financial statements and those matters required to be discussed by Statement of Auditing Standards No. 61, as amended, "Communication with Audit Committees," including the review and approval, in advance, of all fees paid to the independent registered public accounting firm.

      Throughout the year, the Audit Committee monitored matters related to the independence of Ernst & Young LLP. The Audit Committee obtained from Ernst & Young LLP a formal written statement describing all relationships between Ernst & Young LLP and the Company that might bear on its independence consistent with Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"). In concluding that the independent registered public accounting firm is independent, the Committee concluded, among other things, that the non-audit services provided by Ernst & Young LLP did not compromise its independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Committee has adopted additional policies to ensure the independence of the independent registered public accounting firm, such as prior committee approval of non-audit services and rotation of the lead audit partner.

Recommendation that Financial Statements be Included in Annual Report.

      Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements and the report on internal controls related to the financial reporting of the Company be included in the Annual Report on Form 10-K for the fiscal year ended November 30, 2007.

Submitted by the Audit Committee:
John M. Petersen, Chairman Paul S. Bates J. Thomas Gruenwald Gerald A. Ryan

Shareholder Proposal Deadline
You are advised that the deadline for submitting Shareholder proposals for consideration at the next annual meeting is December 8, 2008.
General Matters

      The Directors know of no matter, other than those referred to in this Proxy Statement, which will be presented at the meeting. However, if other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment in such matters.

      The cost of soliciting proxies will be borne by the Company. Regular employees of the Company may solicit proxies personally or by telephone. In addition to solicitation by mail and regular employees as aforesaid, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy soliciting material to their principals, and the Company may reimburse them for their expense in so doing.

      You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke the proxy at any time before it is voted, and if you attend the meeting, as we hope you will, you may vote your shares in person. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

JAMES F. TOOHEY, Secretary
Dated: March 7, 2008

SPECTRUM CONTROL, INC - PROXY

This Proxy is Solicited on Behalf of the Board of Directors

      The undersigned hereby appoints James F. Toohey as the Proxy of the undersigned, with full power of substitution, to vote all of the undersigned's shares of Common Stock in Spectrum Control, Inc., at the Annual Meeting of Shareholders to be held on Monday, April 7, 2008, and at any adjournment thereof, for the transaction of such business as may come before the meeting and the following matters which are described in the Proxy Statement accompanying the Notice of said meeting.

1. ELECTION OF DIRECTORS	FOR the Nominees listed below	WITHHOLD AUTHORITY to vote for the Nominees listed below

Bernard C. Bailey George J. Behringer John P. Freeman
(To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list.)
2. Ratification of the appointment of Ernst & Young LLP as the Company's auditors for the fiscal year 2008.
FOR	AGAINST	ABSTAIN
3. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

(Continued on reverse side)

(Continued from other side)
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDESIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

Signed if jointly held

Date , 2008

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.